UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2009

B of I HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On May 28, 2009 certain of the directors of B of I Holding, Inc. (“Company”) entered into agreements with the Company which allow them to exchange certain fully vested stock-option contracts for fully vested shares of the Company’s restricted stock. See Agreement with Certain Directors to Exchange Fair Value of Options for Restricted Stock under Item 5.02 below.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On May 21, 2009, the Board of Directors of the Company appointed Nicholas A. Mosich as a director and a member of the Company’s Audit Committee and Internal Asset Review Committee. Mr. Mosich will receive a monthly cash retainer of $2,500 and a grant of restricted stock units for 10,000 shares of the Company’s common stock in June 2009 under the Company’s 2004 Stock Incentive Plan (“2004 Plan”). The restricted stock unit grant will vest over three years, one-third on each anniversary of the grant date.

Resignation of Chairman and Election of New Chairman and Vice Chairman Effective October 2009

On May 22, 2009, Mr. Jerry F. Englert, the Chairman of the Board of Directors of the Company, announced his resignation as Chairman effective October 22, 2009. Mr. Englert will remain a director of the Company. Also, on May 22, 2009, the directors i) elected the Company’s current Vice Chairman of the Board, Theodore C. Allrich, as Chairman of the Board of Directors effective October 22, 2009 and ii) elected Mr. Englert to serve as Vice Chairman of the Board of Directors of the Company effective immediately after his resignation as Chairman on October 22, 2009.

Resignation of Nominating Committee Chairman and Election of New Nominating Committee Chairman

On May 25, 2009, the Company received notice that Connie M. Paulus resigned as the Chairman of the Nominating Committee. On May 26, 2009 director Jerry F. Englert was elected by the Board of Directors to succeed Ms. Paulus as Chairman of the Nominating Committee. Ms. Paulus remains a director of the Company and Chairman of the Internal Asset Review Committee.

Agreement with Certain Directors to Exchange Fair Value of Options for Restricted Stock

On May 21, 2009, the Company approved a form of Exchange Agreement available to five directors of the Company who in 1999 were issued non-qualified stock option contracts which expire August 13, 2009. Given the short time frame to exercise the stock option contracts which entitle the five directors to a total of 179,457 shares of common at a price of $4.19 per share, the non affected directors of the Company determined it was in the best interest of the Company to provide a fair value exchange option. The Exchange Agreement allows these fully vested options to be exchanged for a smaller number of fully vested restricted stock shares under the conditions set forth in the Company’s 2004 Plan. The Company’s 2004 Plan allows each director to receive fewer restricted stock shares (net settle) and use the surrendered shares to fund income tax liabilities. Alternately, the director can exercise all the option shares and then sell some of the shares on the open market to fund the purchase ($4.19 strike price) and to fund income tax liabilities.

The Exchange Agreements will not require the Company to incur any additional compensation expense in the fourth quarter of fiscal 2009 or any future period.

On May 28, 2009, each of the five directors, Mr. Englert, Mr. Allrich, Mr. Witter, Mr. Pancheri and Ms. Paulus, entered into the Exchange Agreement and may now select a future date to cancel their 1999 fully-vested stock option contracts and receive a fully-vested restricted stock grant under the 2004 Plan based upon the fair value of the option contracts cancelled. Each director must select in writing a future business day (“Exchange Date”) before August 13, 2009 on which the closing price of the Company’s common stock will be used to determine the fair value of each share in the option contract and the fair value of each share of restricted stock. A sample of the Exchange Agreement is included in this filing as Exhibit 10.1.

The following table illustrates the conversion of option shares to restricted stock shares under the Exchange Agreement for each of the five directors assuming they elected an Exchange Date of May 21, 2009. The valuation of the option shares and the restricted stock is based upon the Company’s closing NASDAQ price of $6.80 on May 21, 2009:

Director	Number of Shares Underlying 1999 Stock Option Contract (1)	Aggregate Fair Value Of Option Contract at May 21, 2009 (2)	Number of Shares of Restricted Stock Granted (3)
Jerry F. Englert Chairman of the Board of Directors	77,543	$202,350	29,757
Theodore C. Allrich Vice Chairman of the Board of Directors	19,940	$52,034	7,652
Gordon L. Witter Director	31,017	$80,940	11,903
Thomas J. Pancheri Director	31,017	$80,940	11,903
Connie M. Paulus Director	19,940	$52,034	7,652

Total	179,457	$468,298	68,867

(1)	The number of shares and the strike price of $4.190476 underlying the 1999 stock option contract for each director have been adjusted for the Company’s stock dividends in accordance with the stock option contract.
(2)	Aggregate fair value equals the difference between the closing stock price of $6.800000 and the strike price of $4.190476 times the number of shares underlying the 1999 stock option contract for each director.
(3)	The number of shares of restricted stock granted equals the aggregate fair value of the option contract divided by $6.800000 closing price as of the Company’s common stock as of May 21, 2009.

The actual conversion will likely differ from the results in the illustration above due to normal fluctuation in the Company’s closing stock price. The illustration above does not reflect any net settlement the directors may elect to fund income taxes. If all directors elected to net settle their income tax and the income tax rates were 40%, the number of shares of restricted stock issued would decline from 68,867 shares to 41,320 shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B of I HOLDING, INC.

Date: May 28, 2009	By:	/s/ Gregory Garrabrants
Gregory Garrabrants
President and Chief Executive Officer